Fresh Del Monte Produce Inc. Reports Third Quarter Earnings for Fiscal 2025

Agreement to Divest Mann Packing to Enhance Margin Profile

Strategic Focus Drives Gross Margin Expansion in Fresh and Value-added Products Segment

Exit of Underperforming Banana Farms Supports Long-Term Productivity and Operational Resilience

CORAL GABLES, FL. - October 29, 2025 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the third quarter ended September 26, 2025.

“We delivered another quarter of strategic progress, with overall net sales slightly higher and gross margin expanding in our fresh and value-added products segment. These results reflect the strength of our execution and our disciplined focus on higher-margin, value-added categories that continue to drive profitable growth,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and CEO. “At the same time, we took decisive actions to optimize our portfolio and drive long-term profitability by exiting underperforming banana operations in the Philippines and divesting Mann Packing. These strategic moves simplify our operations, sharpen our focus on higher-margin, higher-growth categories, and position us to deliver stronger earnings and sustained value for our shareholders."

Financial highlights for the third quarter 2025:

The Company entered into an agreement to divest its Mann Packing Inc. business operations ("Mann Packing"), with the transaction expected to close in the fourth quarter of 2025, subject to customary closing conditions.

Net sales for the third quarter of 2025 were $1,021.9 million. The increase reflects higher net sales in the Company’s banana and other products and services business segments, primarily driven by higher per-unit selling prices in the Company’s banana segment. Contributing factors included the impact of tariff-related price adjustments in North America and the favorable impact of fluctuations in exchange rates related to the Euro. The increase was partially offset by lower sales volume in the fresh-cut vegetable product line due to strategic operational reductions taken during the fourth quarter of 2024, including the sale of certain assets of Fresh Leaf Farms.

On an Adjusted basis, net sales(1) excluding the impact of the planned divestiture of Mann Packing were $959.5 million.

Gross profit for the third quarter of 2025 was $80.8 million. The decrease was primarily driven by higher per-unit production and procurement costs in the banana segment, along with increased distribution costs. Gross margin decreased to 7.9%.

Adjusted gross profit(1) for the third quarter of 2025 was $88.1 million. Adjusted gross profit primarily excludes the operating results of Mann Packing, which the Company plans to divest in the fourth quarter of 2025. Adjusted gross margin decreased to 9.2%.

Operating loss for the third quarter of 2025 was $21.8 million. The decrease was primarily driven by higher asset impairment and other charges, net, related to underperforming banana farms in the Philippines and the impairment charges associated with the planned divestiture of Mann Packing, and lower gross profit in the current period.

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Fresh Del Monte Produce Inc.

Adjusted operating income(1) for the third quarter of 2025 was $39.7 million. Adjusted operating income primarily excludes the operating losses associated with the Company’s Mann Packing business, as well as the above-mentioned impairments and gains on the disposal of property, plant, and equipment.

FDP net loss(2) for the third quarter of 2025 was $29.1 million. Adjusted FDP net income(1) was $33.1 million. Adjusted FDP net income excludes the above-mentioned adjustments, and the tax effects of non-GAAP adjustments.

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Fresh Del Monte Produce Inc.

Third Quarter 2025 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 26, 2025					September 27, 2024
Segment Data:	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$610.5	60%	$68.3	84%	11.2%	$623.7	61%	$63.3	67%	10.1%
Banana	358.0	35%	4.6	6%	1.3%	345.3	34%	21.3	23%	6.2%
Other products and services	53.4	5%	7.9	10%	14.8%	50.5	5%	9.2	10%	18.2%
	$1,021.9	100%	$80.8	100%	7.9%	$1,019.5	100%	$93.8	100%	9.2%

	Nine months ended
	September 26, 2025					September 27, 2024
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$2,016.2	61%	$222.4	76%	11.0%	$1,994.6	61%	$197.2	68%	9.9%
Banana	1,131.7	34%	51.4	18%	4.5%	1,119.1	34%	72.8	25%	6.5%
Other products and services	154.9	5%	19.3	6%	12.5%	153.3	5%	19.2	7%	12.5%
	$3,302.8	100%	$293.1	100%	8.9%	$3,267.0	100%	$289.2	100%	8.9%
(1) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."
(2) "FDP net income" as referenced throughout this release is defined as Net (loss) income attributable to Fresh Del Monte Produce Inc.

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Fresh Del Monte Produce Inc.

Third Quarter 2025 Business Segment Performance
Fresh and Value-Added Products
As previously announced, the Company entered into an agreement to divest Mann Packing, a component of its fresh and value-added products business segment.

Net sales for the third quarter of 2025 were $610.5 million. The decrease was primarily a result of lower per-unit selling prices in the Company's avocado product line, driven by increased industry supply, and lower net sales in its fresh-cut vegetable product line, resulting from strategic operational reductions implemented during the fourth quarter of 2024, including the sale of certain assets of Fresh Leaf Farms. The decrease was partially offset by higher sales volume and per-unit selling prices in the Company's fresh-cut fruit product line, increased per-unit selling prices in its pineapple product line, and tariff-related price adjustments in North America.

On an Adjusted basis, net sales(1) excluding the impact of the planned divestiture of Mann Packing were $548.1 million.

Gross profit for the third quarter of 2025 was $68.3 million. The increase was primarily driven by higher per-unit selling prices in the pineapple and fresh-cut fruit product lines, partially offset by lower net sales. Gross margin increased to 11.2%.

Adjusted gross profit(1) for the third quarter of 2025 was $76.0 million. Adjusted gross profit primarily excludes the operating results of Mann Packing, which the Company plans to divest in the fourth quarter of 2025. Adjusted gross margin increased to 13.9%.
Banana

Net sales for the third quarter of 2025 were $358.0 million. The increase was primarily driven by higher per-unit selling prices across all of the Company's regions, including the favorable impact of fluctuations in exchange rates, primarily related to the Euro, and tariff-related price adjustments in North America. Additionally, sales volume increased in the Middle East, reflecting a recovery from the prior-year shipment disruptions caused by the Red Sea conflict. The increase in net sales was partially offset by lower sales volume in Asia and North America due to weak market demand.

Gross profit for the third quarter of 2025 was $4.6 million. The decrease was primarily driven by higher per-unit production and procurement costs due to adverse weather conditions in the Company's growing regions during the first half of 2025, increased distribution costs, and an allowance recorded on a receivable from an independent grower in Asia. Gross margin decreased to 1.3%.

Adjusted gross profit(1) for the third quarter of 2025 was $4.2 million. Adjusted gross profit excludes other product-related charges and credits. Adjusted gross margin decreased to 1.2%.

Other Products and Services

Net sales for the third quarter of 2025 were $53.4 million. The increase was primarily a result of higher net sales in the Company's third-party freight services business, partially offset by lower per-unit selling prices in the Company's poultry and meats business.

Gross profit for the third quarter of 2025 was $7.9 million. The decrease was primarily due to lower net sales and higher production costs in the Company's poultry and meats business. Gross margin decreased to 14.8%.

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Fresh Del Monte Produce Inc.

Cash Flows

Net cash provided by operating activities for the first nine months of 2025 was $234.2 million. The increase was primarily attributable to working capital fluctuations, mainly due to lower levels of accounts receivables driven by the timing of collections, as well as reduced levels of finished goods inventory compared to the prior-year period. Partially offsetting these factors was a larger increase in accounts payable and accrued expenses in the prior-year period, mainly relating to the timing of period-end payments.

Long Term Debt

Long-term debt decreased to $173.0 million at the end of the third quarter of 2025.

Quarterly Cash Dividend

On October 28, 2025, the Company's Board of Directors declared a quarterly cash dividend of $0.30 per share, payable on December 5, 2025, to shareholders of record on November 12, 2025.

Share Repurchase Program

During the third quarter of 2025, the Company repurchased 201,514 shares of common stock for $7.2 million at an average price of $35.55 per share. As of September 26, 2025, $135.2 million remained available under the current plan.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Nine months ended

Statement of Operations:	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Net sales	$1,021.9	$1,019.5	$3,302.8	$3,267.0
Cost of products sold	941.7	925.1	3,010.2	2,977.0
Other product-related (credits) charges	(0.6)	0.6	(0.5)	0.8
Gross profit	80.8	93.8	293.1	289.2
Selling, general and administrative expenses	52.1	47.9	151.5	148.6
Gain on disposal of property, plant and equipment, net	5.0	8.2	5.9	26.6
Asset impairment and other charges, net	55.5	0.2	56.1	1.2
Operating (loss) income	(21.8)	53.9	91.4	166.0
Interest expense, net	1.8	4.2	8.1	14.0
Other (income) expense, net	0.3	(0.1)	(3.1)	5.2
(Loss) income before income taxes	(23.9)	49.8	86.4	146.8
Income tax provision	4.2	7.9	25.2	25.6
Net (loss) income	(28.1)	41.9	61.2	121.2
Less: Net income (loss) attributable to noncontrolling interests	1.0	(0.2)	2.4	(0.6)
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(29.1)	$42.1	$58.8	$121.8
Earnings (loss) per share(1):
Basic	$(0.61)	$0.88	$1.23	$2.54
Diluted	$(0.61)	$0.88	$1.22	$2.54
Dividends declared per ordinary share	$0.30	$0.25	$0.90	$0.75
Weighted average number of ordinary shares:
Basic	47,917,663	47,936,254	47,942,661	47,855,020
Diluted	47,917,663	48,023,238	48,214,204	47,967,458
(1) Earnings (loss) per share ("EPS") is calculated based on Net (loss) income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	September 26, 2025	December 27, 2024
Assets
Current assets:
Cash and cash equivalents	$97.2	$32.6
Trade accounts receivable, net	380.4	393.2
Other accounts receivable, net	60.8	78.0
Inventories, net	569.5	595.3
Assets held for sale	28.0	9.5
Prepaid expenses and other current assets	31.2	24.3
Total current assets	1,167.1	1,132.9

Investments in and advances to unconsolidated companies	61.3	39.9
Property, plant and equipment, net	1,114.6	1,191.6
Operating lease right-of-use assets	179.4	186.1
Goodwill	389.9	396.3
Intangible assets, net	33.2	33.2
Deferred income taxes	45.8	47.5
Other noncurrent assets	74.3	68.7
Total assets	$3,065.6	$3,096.2

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$496.4	$476.0
Current maturities of debt and finance leases	1.6	1.5
Current maturities of operating leases	36.6	38.6
Income taxes and other taxes payable	23.1	17.0
Total current liabilities	557.7	533.1

Long-term debt and finance leases	176.7	248.9
Retirement benefits	83.4	83.1
Deferred income taxes	71.3	75.2
Operating leases, less current maturities	120.2	122.3
Other noncurrent liabilities	27.0	26.8
Total liabilities	1,036.3	1,089.4
Commitments and contingencies
Shareholders' equity:
Preferred shares	—	—
Ordinary shares	0.5	0.5
Paid-in capital	608.4	605.0
Retained earnings	1,440.1	1,435.4
Accumulated other comprehensive loss	(34.5)	(50.4)
Total Fresh Del Monte Produce Inc. shareholders' equity	2,014.5	1,990.5
Noncontrolling interests	14.8	16.3
Total shareholders' equity	2,029.3	2,006.8
Total liabilities and shareholders' equity	$3,065.6	$3,096.2

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Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Nine months ended
	September 26, 2025	September 27, 2024
Operating activities:
Net income	$61.2	$121.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55.2	59.2
Amortization of debt issuance costs	0.4	0.4
Asset impairments	54.6	0.7
Share-based compensation expense	7.3	4.8
Change in uncertain tax positions	(0.8)	(1.3)
Deferred income taxes	(2.4)	3.4
Gain on disposal of property, plant and equipment, net	(5.9)	(26.6)
Income from equity method investments	(10.9)	(7.3)
Other, net	(2.0)	3.3
Changes in operating assets and liabilities
Receivables	38.6	(0.4)
Inventories	32.0	12.7
Prepaid expenses and other current assets	(5.6)	(6.6)
Accounts payable and accrued expenses	17.6	26.2
Other assets and liabilities	(5.1)	(2.5)
Net cash provided by operating activities	234.2	187.2

Investing activities:
Capital expenditures	(35.7)	(34.1)
Proceeds from sales of property, plant and equipment	11.8	35.6
Insurance proceeds received for damage to property, plant and equipment, net	—	5.7
Investments in and advances to unconsolidated companies	(11.7)	(6.2)
Other investing activities	1.2	—
Net cash (used in) provided by investing activities	(34.4)	1.0

Financing activities:
Proceeds from debt	309.8	315.4
Payments on debt	(380.9)	(445.8)
Distributions to noncontrolling interests	(4.2)	—
Share-based awards settled in cash for taxes	(0.9)	(0.9)
Dividends paid	(43.1)	(35.9)
Repurchase and retirement of ordinary shares	(14.8)	—
Payment of deferred financing costs	—	(2.2)
Other financing activities	(1.2)	(2.7)
Net cash used in financing activities	(135.3)	(172.1)
Effect of exchange rate changes on cash	0.1	0.9
Net increase in cash and cash equivalents	64.6	17.0
Cash and cash equivalents, beginning	32.6	33.8
Cash and cash equivalents, ending	$97.2	$50.8
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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures that are referred to in this press release as “non-GAAP measures.” Management believes these non-GAAP measures provide a more comparable analysis of the underlying operating performance of the business.

These non-GAAP measures include the following: Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, Adjusted diluted EPS, EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. Adjusted net sales, Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income and Adjusted diluted EPS each reflect adjustments relating to the planned divestiture of Mann Packing, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and other product-related (credits) charges. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for the planned divestiture of Mann Packing (excluding the impact of depreciation, amortization, asset impairment and other charges, net, gain on disposal of property, plant and equipment, net and income taxes already included within the EBITDA calculation), asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and other product-related (credits) charges. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of Adjusted net sales.

These non-GAAP measures provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	September 26, 2025					September 27, 2024
	Net Sales	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Net Sales	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$1,021.9	$80.8	$(21.8)	$(29.1)	$(0.61)	$1,019.5	$93.8	$53.9	$42.1	$0.88
Adjustments:
Planned divestiture of Mann Packing (1)	(62.4)	7.9	11.6	11.7	0.24	(73.1)	3.4	5.2	5.2	0.11
Other product-related (credits) charges (2)	—	(0.6)	(0.6)	(0.6)	(0.01)	—	0.6	0.6	0.6	0.01
Asset impairment and other charges, net (3)	—	—	55.5	55.5	1.15	—	—	0.2	0.2	—
Gain on disposal of property, plant and equipment, net (4)	—	—	(5.0)	(5.0)	(0.09)	—	—	(8.2)	(8.2)	(0.17)
Tax effects of all adjustments (5)	—	—	—	0.6	0.01	—	—	—	2.6	0.06
As adjusted	$959.5	$88.1	$39.7	$33.1	$0.69	$946.4	$97.8	$51.7	$42.5	$0.89

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation (continued)
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Nine months ended
	September 26, 2025					September 27, 2024
	Net Sales	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Net Sales	Gross profit	Operating (loss) income	Net (loss) income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$3,302.8	$293.1	$91.4	$58.8	$1.22	$3,267.0	$289.2	$166.0	$121.8	$2.54
Adjustments:
Planned divestiture of Mann Packing (1)	(173.5)	20.3	28.7	28.8	0.60	(228.4)	13.2	19.7	19.7	0.41
Other product-related (credits) charges (2)	—	(0.5)	(0.5)	(0.5)	(0.01)	—	0.8	0.8	0.8	0.02
Asset impairment and other charges, net (3)	—	—	56.1	56.1	1.16	—	—	1.2	1.2	0.02
Gain on disposal of property, plant and equipment, net (4)	—	—	(5.9)	(5.9)	(0.12)	—	—	(26.6)	(26.6)	(0.56)
Tax effects of all adjustments (5)	—	—	—	2.5	0.05	—	—	—	7.0	0.15
As adjusted	$3,129.3	$312.9	$169.8	$139.8	$2.90	$3,038.6	$303.2	$161.1	$123.9	$2.58

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	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	September 26, 2025				September 27, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$68.3	$4.6	$7.9	$80.8	$63.3	$21.3	$9.2	$93.8
Adjustments:
Planned divestiture of Mann Packing (1)	7.9	—	—	7.9	3.4	—	—	3.4
Other product-related (credits) charges (2)	(0.2)	(0.4)	—	(0.6)	0.2	0.4	—	0.6
Adjusted Gross profit	$76.0	$4.2	$7.9	$88.1	$66.9	$21.7	$9.2	$97.8

Net sales	$610.5	$358.0	$53.4	$1,021.9	$623.7	$345.3	$50.5	$1,019.5
Adjustments:
Planned divestiture of Mann Packing (1)	(62.4)	—	—	(62.4)	(73.1)	—	—	(73.1)
Adjusted Net sales	$548.1	$358.0	$53.4	$959.5	$550.6	$345.3	$50.5	$946.4

Gross margin (a)	11.2%	1.3%	14.8%	7.9%	10.1%	6.2%	18.2%	9.2%
Adjusted Gross margin (b)	13.9%	1.2%	14.8%	9.2%	12.2%	6.3%	18.2%	10.3%

	Nine months ended
	September 26, 2025				September 27, 2024
	Fresh and value-added products	Banana	Other products and services	Total	Fresh and value-added products	Banana	Other products and services	Total
Gross profit (as reported)	$222.4	$51.4	$19.3	$293.1	$197.2	$72.8	$19.2	$289.2
Adjustments:
Planned divestiture of Mann Packing (1)	20.3	—	—	20.3	13.2	—	—	13.2
Other product-related (credits) charges (2)	(0.2)	(0.3)	—	(0.5)	0.4	0.4	—	0.8
Adjusted Gross profit	$242.5	$51.1	$19.3	$312.9	$210.8	$73.2	$19.2	$303.2

Net sales	$2,016.2	$1,131.7	$154.9	$3,302.8	$1,994.6	$1,119.1	$153.3	$3,267.0
Adjustments:
Planned divestiture of Mann Packing (1)	(173.5)	—	—	(173.5)	(228.4)	—	—	(228.4)
Adjusted Net sales	$1,842.7	$1,131.7	$154.9	$3,129.3	$1,766.2	$1,119.1	$153.3	$3,038.6

Gross margin (a)	11.0%	4.5%	12.5%	8.9%	9.9%	6.5%	12.5%	8.9%
Adjusted Gross margin (b)	13.2%	4.5%	12.5%	10.0%	11.9%	6.5%	12.5%	10.0%
(a) Calculated as Gross profit as a percentage of net sales.
(b) Calculated as Adjusted Gross profit as a percentage of Adjusted Net sales.

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Fresh Del Monte Produce Inc. and Subsidiaries
Reconciliation of EBITDA and Adjusted EBITDA
(U.S. dollars in millions) - (Unaudited)

	Quarter ended		Nine months ended
	September 26, 2025	September 27, 2024	September 26, 2025	September 27, 2024
Net (loss) income attributable to Fresh Del Monte Produce Inc.	$(29.1)	$42.1	$58.8	$121.8
Interest expense, net	1.8	4.2	8.1	14.0
Income tax provision	4.2	7.9	25.2	25.6
Depreciation & amortization	18.3	19.5	55.2	59.2
Share-based compensation expense	2.5	2.0	7.3	4.8
EBITDA	$(2.3)	$75.7	$154.6	$225.4

Adjustments:
Planned divestiture of Mann Packing (1)	$10.4	$2.8	$24.2	$12.4
Other product-related (credits) charges (2)	(0.6)	0.6	(0.5)	0.8
Asset impairment and other charges, net (3)	55.5	0.2	56.1	1.2
Gain on disposal of property, plant and equipment, net (4)	(5.0)	(8.2)	(5.9)	(26.6)
Adjusted EBITDA	$58.0	$71.1	$228.5	$213.2

Net sales	$1,021.9	$1,019.5	$3,302.8	$3,267.0
Adjusted Net sales	$959.5	$946.4	$3,129.3	$3,038.6
Net (loss) income margin (a)	(2.8)%	4.1%	1.8%	3.7%
(a) Calculated as Net (loss) income attributable to Fresh Del Monte Produce Inc. as a percentage of net sales.
Adjusted Net income margin (b)	3.4%	4.5%	4.5%	4.1%
(b) Calculated as Adjusted Net income attributable to Fresh Del Monte Produce Inc. as a percentage of Adjusted Net sales.
EBITDA margin (c)	(0.2)%	7.4%	4.7%	6.9%
(c) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (d)	6.0%	7.5%	7.3%	7.0%
(d) Calculated as Adjusted EBITDA as a percentage of Adjusted Net sales.

(1)Planned divestiture of Mann Packing includes the operating results of Mann Packing Inc. ("Mann Packing"), and its wholly owned subsidiaries as a result of the expected sale during the fourth quarter of 2025 (refer to Form 10-Q for the quarter ended September 26, 2025, for further information regarding the planned divestiture). For the quarter and nine months ended September 27, 2024, planned divestiture of Mann Packing includes the results of Fresh Leaf Farms, a wholly owned subsidiary of Mann Packing which was sold as part of a separate transaction during the fourth quarter of 2024. Management believes that such adjustments should enhance shareholders' ability to evaluate the Company's core business results going forward.

For the quarter and nine months ended September 26, 2025, the adjustments exclude $17.9 million of asset impairment and other charges associated with the planned divestiture of Mann Packing as these charges are included in "Asset impairment and other charges, net" as described in Tickmark (3) below. For the quarter and nine months ended September 26, 2025, the adjustments also exclude tax effects of $0.1 million and $0.3 million, respectively. For the quarter and nine months ended September 27, 2024, the adjustments exclude tax effects of $0.3 million in each period. The tax effects associated with the operating results of Mann Packing are included in the amounts referenced in Tickmark (5) below. Total diluted EPS for the planned divestiture of Mann Packing when including the impacts of asset impairments and other charges and tax effects for the quarter and nine months ended September 26, 2025 was $(0.62) and $(0.97). For the quarter and nine months ended September 27, 2024, total diluted EPS for the planned divestiture of Mann Packing when including the impacts of asset impairments and other charges and tax effects was $(0.11) and $(0.42).

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Fresh Del Monte Produce Inc.

(2)Other product-related (credits) charges for the quarter and nine months ended September 26, 2025 primarily consisted of insurance recoveries related to damages incurred as a result of Hurricane Beryl during July 2024. Other product-related (credits) charges for the quarter ended September 27, 2024, consisted of $1.0 million of additional logistic and inventory write-off expenses incurred as a result of Hurricane Beryl, partially offset by $0.6 million of insurance recoveries related to shipment disruptions in the Red Sea during the second quarter of 2024. For the nine months ended September 27, 2024, other product-related (credits) charges also consisted of $1.2 million of severance charges from the outsourcing of certain functions within our fresh and value-added operations, partially offset by $1.7 million of insurance recoveries, net of expenses, associated with flooding at a production facility in Greece.
(3)Asset impairment and other charges, net for the quarter ended September 26, 2025 primarily consisted of $37.2 million of impairment charges related to low productivity banana farms in the Philippines and $17.9 million of impairment charges associated with our planned divestiture of Mann Packing. For the nine months ended September 26, 2025, asset impairment and other charges, net also included impairment charges of $0.6 million related to a leased grape farm in Chile. Asset impairment and other charges, net for the quarter ended September 27, 2024, primarily consisted of $0.2 million of property, plant and equipment damage due to heavy wind and rainstorms in Chile. For the nine months ended September 27, 2024, asset impairment and other charges, net also included $1.8 million of legal settlement charges, $1.2 million of impairment charges of banana-related fixed assets in the Philippines and $0.5 million of reserves related to a regulatory matter arising from our third-party logistics operations, partially offset by $2.0 million of insurance recoveries associated with fire damage to a warehouse facility in South America.
(4)Gain on disposal of property, plant and equipment, net for the quarter ended September 26, 2025 primarily consisted of a $2.9 million gain on the sale of a carrier vessel and a $2.1 million gain on the sale of two idle properties in Chile. For the nine months ended September 26, 2025, gain on disposal of property, plant and equipment, net also included a $0.8 million gain from the sale of idle land in Guatemala. Gain on disposal of property, plant and equipment, net for the quarter ended September 27, 2024 primarily consisted of a $7.7 million gain from the sale of a warehouse in Chile and a $0.3 million gain from the sale of an idle packing facility in Costa Rica. For the nine months ended September 27, 2024, gain on disposal of property, plant and equipment, net also included a $14.7 million gain from the sale of two idle facilities in South America and a $3.4 million gain from the sale of a warehouse in Europe.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. The nine months ended September 26, 2025 includes a $1.8 million charge related to a $20.5 million gain on the 2023 sale of two distribution centers and related assets in Saudi Arabia.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the third quarter 2025 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers, and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, and the Middle East. Fresh Del Monte Produce Inc. markets its products worldwide under the DEL MONTE® brand (under license from Del Monte Foods Corporation II Inc.), a symbol of product innovation, quality, freshness, and reliability for over 135 years. The company also markets its products under the MANN® brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte Produce Inc. is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2022, 2023, and 2024, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. The company was also named a Humankind 100 Company for two consecutive years by Humankind Investments, which recognizes companies that substantially impact areas such as access to food and clean water, healthcare, and digital services. Fresh Del Monte Produce Inc. is traded on the NYSE under the symbol FDP.

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Fresh Del Monte Produce Inc.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding (i) our plans and expectations for future performance, including: the timing and expected benefits of the planned divestiture of Mann Packing, (ii) our strategy to focus on high-margin, value-added products; our expectations regarding our high margin products, including pineapple varieties and related innovations and avocado and avocado-related products, and our ability to expand production and meet the ongoing demand, (iii) our ability to streamline operations and the impact that may have on our profitability and future growth, (iv) our expectations regarding customer growth and the expansion and diversification of our product offerings, (v) the impact of recent and future weather-related events on our business, and our ability to recover insurance proceeds, if any, to cover any damage or expenses; (vi) our commitment to maintaining a prudent capital structure and creating long-term value for shareholders and (vii) our financial outlook for the remainder of 2025 and 2026, including segment results, segment and consolidated fixed and variable costs, capital expenditures and the impact of our strategic initiatives to improve gross margin. It is important to note that these forward-looking statements are not guarantees of future performance and involve known and unknown risks and assumptions that may cause actual results, plans and performance to differ materially from those in the forward-looking statements as a result of various factors, including (i) ongoing elevated commodity and supply chain costs, raw materials, packaging materials, labor, energy, fuel and transportation costs, (ii) our ability to successfully execute on our strategic growth plans, including the expansion of our production capacity and sales of high-margin products, such as pineapples, and our ability to successfully implement technology to manage costs and pricing, (iii) the impact of tariffs, reciprocal and retaliatory tariffs, (iv) the impact of asset impairment or other charges, including those associated with exit activities, crop or facility damage or otherwise, (v) the impact of ongoing conflict in the Middle East on supply chain logistics and other disruptions in our supply chain, (vi) macroeconomic conditions affecting consumer spending, (vii) factors outside our control that impact our and other growers’ crop quality and yields, such as severe weather conditions, crop disease, disruptions or issues that impact its production facilities or complex logistics network, and the availability of sufficient labor during peak growing and harvesting seasons, (viii) the impact of foreign currency fluctuations, including the effectiveness of our hedging activities, (ix) competitive pressures and our ability to realize the full benefits of the inflation driven price increases implemented, (x) the impact of claims and adjustments proposed by the IRS or other foreign taxing authorities in connection with our current or future tax audits and our ability to successfully contest such tax claims and pursue necessary remedies, (xi) the cost and other implications of changes in regulations applicable to our business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change, (xii) damage to our reputation or brand names or negative publicity about our products, (xiii) our ability to protect our intellectual property, (xiv) our ability to successfully manage the risks associated with international operations, and (xv) the adequacy of insurance coverage. With respect to statements regarding the timing and expected benefits of the divestiture of Mann Packing, these risks also include the ability to receive all third party consents and approvals, each parties’ ability and willingness to fulfill closing conditions and other factors beyond the parties’ control as well as our ability to realize the benefits of a streamlined portfolio and successfully implement our strategy of focusing on higher-margin, value-added categories including pineapples. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in our Securities and Exchange Commission filings, including our most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Investors:
Christine Cannella
Vice President, Investor Relations
Investors@freshdelmonte.com

Media:
Claudia Pou
Vice President, Global Head of Corporate Communications
Communications@freshdelmonte.com

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